Exhibit 99.1

Motricity Plans to Modify its Rights Offering

The Company suspends rights offering pending modification

Bellevue, WA – August 15, 2012 – Motricity, Inc. (Nasdaq: MOTR) today announced that it has determined that it is advisable and in the best interests of the Company (taking into account, among other things, stockholder comments and tax considerations) to modify the composition of the units in its ongoing rights offering, which was commenced on July 23, 2012 and scheduled to expire at 5:00 pm Eastern Time on August 17, 2012 (“Rights Offering”). The Company has suspended the Rights Offering and has requested NASDAQ to suspend the trading of the rights issued in the Rights Offering, which have been trading on the NASDAQ Global Select Market under the symbol “MOTRR”. No exercise of rights issued in the Rights Offering will be accepted. Any subscription payments received by the Company in connection with the Rights Offering will be refunded without interest or penalty.

The Company plans to resume the Rights Offering after the units to be sold in the Rights Offering have been modified and a registration statement describing such modification has been filed with the Securities and Exchange Commission and declared effective.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company. Any such offer, if made, will be made pursuant to a prospectus included in a registration statement filed with and declared effective by the SEC.

About Motricity

Motricity empowers mobile operators, brands and advertising agencies to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, marketing and advertising solutions. Motricity leverages advanced predictive analytics capabilities to deliver the right content, to the right person at the right time. Motricity provides their entire suite of mobile data service solutions through one, integrated, highly scalable managed service platform. Motricity’s unique combination of technology, expertise and go-to-market approach delivers return-on-investment for its mobile operator, brand and advertising agency customers. For more information, visit www.motricity.com.

Safe Harbor and Forward-Looking Statements

Statements made in this release that express Motricity’s or its management’s intentions, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements about Motricity’s plans to resume the Rights Offering. These statements represent beliefs and expectations only as of the date of this press release and are subject to certain risks and uncertainties that may cause the Company’s actual results to differ materially from those discussed in a forward looking statement. For example, the Company cannot assure that a registration statement will be filed with or declared effective by the SEC, that it will resume the Rights Offering on a timely basis, if at all, or that the Rights Offering, if resumed, will be successful. The Company may elect to update forward-looking statements but it expressly disclaims any obligation to do so, even if its beliefs and expectations change.

Investor and Media Contact:

Alex Wellins

The Blueshirt Group

(415) 217-5861

alex@blueshirtgroup.com